Exhibit 99.2

NEWS RELEASE

HighPeak Energy, Inc. Announces 2020 Year End Proved Reserves

FORT WORTH, Texas, Feb 8, 2021 (GLOBE NEWSWIRE)— HighPeak Energy, Inc. (“HighPeak Energy” or the “Company”) (NASDAQ: HPK) today announced its 2020-year end proved reserves.

As of December 31, 2020, HighPeak Energy’s estimated proved reserves, prepared by Cawley, Gillespie & Associates, Inc., increased 96% to 22.5 MMBoe consisting of 84% oil, 6% natural gas and 10% natural gas liquids compared with the December 31, 2019 estimated proved reserves of its predecessor, HPK Energy, LP.  Proved developed reserves increased 107% to 10.3 MMBoe and were 46% of the Company’s total proved reserves.  The Company’s PV-10, a non-GAAP financial measure, was $235 million at year end 2020, an increase of 67%, compared with $141 million at year end 2019, each based on pricing guidelines established by the Securities and Exchange Commission (“SEC”).  2020 SEC pricing was $39.57 per barrel of oil and $1.985 per MMBtu of natural gas, before adjustments for price differentials, down 29% and 23% respectively compared with 2019 SEC pricing.  Natural gas liquids realized pricing for the 2020 proved reserve report was $12.27 per barrel, down 42% compared with $21.17 per barrel pricing used in the 2019-year end reserve report.

Using flat pricing of $57.00 per barrel of oil and $3.00 per MMBtu of natural gas, before adjustments for differentials, and an estimated realized price of $17.67 per barrel of natural gas liquids, 2020-year end proved reserves are estimated to be 23.3 MMBoe of which 46% are proved developed.  Under this price case, the Company’s PV-10 reserve value increases to $426 million including $260 million for proved developed reserves.

HighPeak Energy Chairman and Chief Executive Officer, Jack Hightower, said, “Our proved reserves almost doubled from last year despite suspending our capital program for six months due to COVID-19 issues and related low commodity prices.  At the time we paused our capital program, there were 12 wells which had been drilled but not yet completed.  By the end of January 2021, all 12 wells plus two (2) additional wells drilled in the fourth quarter were completed and are producing at our expectations providing a steep production ramp that we expect to continue through the end of the first quarter of 2021.”

Mr. Hightower continued, “Our year end estimated PV-10 of $260 million for proved developed reserves at $57.00 per barrel and $3.00 per MMBtu, adjusted for differentials, includes 24 horizontal wells.  By the end of the 2021 first quarter, we expect to have another four (4) horizontal wells drilled, completed and online plus five (5) horizontal wells in various stages of completion, substantially increasing our reserve value.  As we continue to drill and complete wells throughout the year, we anticipate that our production and reserves will continue to increase.  Fourth quarter production averaged approximately 3,300 barrels equivalent per day.  Production for late January and early February is averaging over 6,000 barrels equivalent per day meeting our well performance expectations and our production continues to increase.”

HighPeak Energy President, Michael L. Hollis, added, “We continue to improve our capital efficiency with drill and complete (D&C) costs reduced to approximately $400 per lateral foot and the all-in well costs including drilling, completing, facilitating and equipping our wells was approximately $505 per lateral foot for the last ten wells turned on to production.”

Mr. Hollis continued, “We have also completed the buildout of the first phase of our Company-owned and operated water handling and disposal system. The system is currently processing produced water and disposing water into our 100% Company owned horizontal Ellenburger saltwater disposal well. We anticipate completing the buildout of the second phase of the system by the end of the third quarter of 2021. Also, we posted an updated investor presentation to our website at www.highpeakenergy.com that outlines our activities since August 2020 and many key factors that will contribute to HighPeak’s ongoing success.”

	At December 31,
	2020	2019
Estimated proved reserves:(1)
Oil (MBbls)(2)	19,032	9,372
Natural Gas (MMcf)(3)	7,939	4,654
Natural Gas Liquids (MBbls)(2)	2,160	1,349
Total MBoe(4)	22,515	11,497
Estimated proved developed reserves:(1)
Oil (MBbls)(2)	8,730	4,091
Natural Gas (MMcf)(3)	3,572	1,952
Natural Gas Liquids (MBbls)(2)	957	548
Total MBoe(4)	10,282	4,964
Percent proved developed	46%	43%
Estimated proved undeveloped reserves:(1)
Oil (MBbls)(2)	10,302	5,281
Natural Gas (MMcf)(3)	4,367	2,702
Natural Gas Liquids (MBbls)(2)	1,203	801
Total MBoe(4)	12,233	6,532
PV-10 (in millions)(1)(5)	$235	$141
Commodity prices:(1)
Oil ($ per barrel)	$39.57	$55.69
Natural Gas ($ per MMBtu)	$1.985	$2.578
Natural Gas Liquids ($ per barrel)	$12.27	$21.17

(1)

HighPeak Energy’s estimated proved reserves, proved developed reserves, proved undeveloped reserves and PV-10 were determined using index prices for oil and natural gas without giving effect to derivative transactions and were held constant throughout the life of the properties. The unweighted arithmetic averages of first-of-the-month prices for the period from January through December 2020 were $39.57 per barrel of oil and $1.985 per MMBtu of natural gas and for the period of January through December 2019 were $55.69 per barrel of oil and $2.578 per MMBtu of natural gas. Oil and natural gas prices were adjusted for local basis differential, treating cost, transportation, gas shrinkage, gas heating value (BTU content) and/or gravity crude quality and gravity corrections. Natural gas liquids prices were $12.27 per barrel for 2020 compared with $21.17 per barrel for 2019.

(2)	MBbls means one thousand barrels.
(3)	MMcf means 1 million cubic feet.
(4)	MBoe means one thousand barrels of oil equivalent using an estimated conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5)

PV-10, which is a non-GAAP financial measure, is not an estimate of the fair market value of our properties. HighPeak defines PV-10 as the present value of estimated future net revenues to be generated from the production of proved reserves, without giving effect to non-property related expenses, discounted at 10% per year before income taxes.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. When used in this document, the words "believes," "plans," "expects," "anticipates," "forecasts," "intends," "continue," "may," "will," "could," "should," "future," "potential," "estimate" or the negative of such terms and similar expressions as they relate to HighPeak Energy, Inc. ("HighPeak Energy," the "Company" or the “Successor”) are intended to identify forward-looking statements, which are generally not historical in nature. The forward-looking statements are based on the Company's current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond the Company's control.

These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, the impact of a widespread outbreak of an illness, such as the coronavirus disease 2019 (“COVID-19”) pandemic, on global and U.S. economic activity, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action (including recent and currently proposed actions taken by the recently inaugurated Biden administration), the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company's drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and storage facilities, HighPeak Energy's ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to any credit facility and derivative contracts entered into by HighPeak Energy, if any, and purchasers of HighPeak Energy's oil, natural gas liquid and natural gas production, uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying forecasts, including forecasts of production, expenses, cash flow from sales of oil and gas and tax rates, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks and acts of war or terrorism. These and other risks are described in the Company's combined Registration Statement on Form S-4 and Form S-1, declared effective by the SEC on August 7, 2020 and initially filed with the SEC on December 2, 2019 (File No. 333-235313) (the “Registration Statement”), this and other filings with the SEC. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse effect on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. See "Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations," "Part I, Item 3. Quantitative and Qualitative Disclosures About Market Risk" and "Part II, Item 1A. Risk Factors" in our Quarterly Report on Form 10-Q for the period ended September 30, 2020 and "Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk” in the Registration Statement for a description of various factors that could materially affect the ability of HighPeak Energy to achieve the anticipated results described in the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no duty to publicly update these statements except as required by law.

Reserve Information

Reserve engineering is a process of estimating underground accumulations of hydrocarbons that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. Reserves estimates included herein may not be indictive of the level of reserves or PV-10 value of oil and natural gas production in the future, as they are based on prices significantly higher than current commodity prices. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could impact HighPeak’s strategy and change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

Unless otherwise indicated, reserve estimates shown herein are based on a reserve report as of December 31, 2020 prepared by Cawley, Gillespie & Associates, Inc., the Company’s independent reserve engineering firm, and were prepared in accordance with current SEC rules and regulations regarding reserve reporting. In addition, this news release includes reserve estimates prepared based on specified management parameters, referred to herein as “index” pricing. HighPeak believes that the use of index pricing provides useful information about its reserves, as the index prices reflect what management believes to be reasonable assumptions as to future commodity prices over the productive lives of its properties. However, HighPeak cautions you that the index pricing used in preparing the reserve report is not necessarily a projection of future oil and natural gas prices, and should be carefully considered in addition to, and not as a substitute for, SEC prices, when considering HighPeak’s oil, natural gas and NGL reserves.

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.

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